                                                                   Exhibit 10.13

                                                                  Execution Copy

================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                 by and between



                          DAYTON SUPERIOR CORPORATION,
                               an Ohio corporation


                                       and

                            STONE ACQUISITION CORP.,
                               an Ohio corporation



                             Dated: January 19, 2000

================================================================================




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I. DEFINITIONS.........................................................1

         1.1      Defined Terms................................................1
         1.2      Other Defined Terms..........................................7

ARTICLE II. THE MERGER.........................................................8

         2.1      The Merger...................................................8
         2.2      Effective Time...............................................8
         2.3      Closing......................................................8
         2.4      Articles of Incorporation and Code of Regulations............8
         2.5      Directors....................................................9
         2.6      Officers.....................................................9

ARTICLE III. Effect of merger on securities of sub and the company.............9

         3.1      Conversion of Sub Common Shares..............................9
         3.2      Conversion of Company Common Shares..........................9
         3.3      Options......................................................9
         3.4      Exchange of Certificates; Payment of Cash Merger
                    Consideration.............................................10
         3.5      Dissenting Shares...........................................12

ARTICLE IV. representations and warranties of the company.....................13

         4.1      Organization and Capitalization.............................13
         4.2      Authorization...............................................14
         4.3      Subsidiaries................................................14
         4.4      Absence of Certain Changes or Events........................15
         4.5      Title to Assets; Absence of Liens and Encumbrances..........15
         4.6      Contracts...................................................15
         4.7      No Conflict or Violation....................................16
         4.8      Consents and Approvals......................................16
         4.9      SEC Documents; Financial Statements, etc....................16
         4.10     Undisclosed Liabilities.....................................17
         4.11     Litigation..................................................17
         4.12     Labor Matters...............................................17
         4.13     Compliance with Law.........................................18
         4.14     No Brokers..................................................18
         4.15     Employee Plans..............................................18
         4.16     Tax Matters.................................................23
         4.17     Customers and Suppliers.....................................24


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         4.18     Compliance with Environmental Laws..........................24
         4.19     Opinion of Financial Advisors...............................25
         4.20     Board Recommendation........................................25
         4.21     Required Company Vote.......................................26
         4.22     Proxy Statement.............................................26
         4.23     Takeover Laws...............................................26

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SUB..............................26

         5.1      Organization................................................26
         5.2      Authorization...............................................26
         5.3      Consents and Approvals......................................27
         5.4      No Conflict or Violation....................................27
         5.5      Proxy Statement.............................................27
         5.6      Financing...................................................27
         5.7      No Broker Payments by Company...............................28

ARTICLE VI. COVENANTS OF THE COMPANY and Sub..................................28

         6.1      Maintenance of Business Prior to Closing....................28
         6.2      Investigation by Sub........................................31
         6.3      Consents and Efforts........................................31
         6.4      Other Offers................................................33
         6.5      Meeting of Shareholders.....................................35
         6.6      Proxy Statement.............................................35
         6.7      Director and Officer Liability..............................36
         6.8      Notices of Certain Events...................................37
         6.9      Sub Notice..................................................37
         6.10     Resignation of Directors....................................37
         6.11     Financial Statements, Etc...................................38
         6.12     Exchange of Company Common Shares...........................38
         6.13     Benefit Arrangements........................................38

ARTICLE VII. CONDITIONS TO THE MERGER.........................................38

         7.1      Conditions to the Obligations of Each Party.................38
         7.2      Conditions to the Obligations of the Company................39
         7.3      Conditions to the Obligations of Sub........................39

ARTICLE VIII. MISCELLANEOUS...................................................40

         8.1      Termination.................................................40
         8.2      Assignment..................................................42
         8.3      Notices.....................................................42
         8.4      Entire Agreement; Waivers...................................43
         8.5      Multiple Counterparts.......................................44
         8.6      Invalidity..................................................44

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         8.7      Titles......................................................44
         8.8      Fees and Expenses...........................................44
         8.9      Cumulative Remedies.........................................44
         8.10     GOVERNING LAW...............................................44
         8.11     Amendment...................................................44
         8.12     Public Announcements........................................44
         8.13     Enforcement of Agreement....................................45
         8.14     Non-survival of Representations, Warranties.................45
         8.15     Interpretive Provisions.....................................45

Exhibit A            Form of Articles of Incorporation
Schedule A           Preferred Shareholders
Schedule 3.3         Option Retention
Schedule 6.1(c)      Preferred Share Designation
Schedule 7.3(f)      Indebtedness

                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "AGREEMENT"), dated January 19, 2000, is by and between DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "COMPANY"), and STONE ACQUISITION CORP., an Ohio corporation ("SUB").

                                    RECITALS

                  A........This Agreement provides for the merger (the "MERGER")
of Sub with and into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

                  B........The respective Boards of Directors of Sub and the
Company have approved this Agreement, and deemed it advisable and in the best interests of their respective companies and shareholders to consummate the Merger. The Company intends promptly to submit to its Shareholders the approval of the Merger and the approval and adoption of this Agreement.

                  C........The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  D........It is intended that the Merger be recorded as a
recapitalization for financial reporting purposes.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:


                  "AFFILIATE" shall mean, with respect to any Person (the "REFERENT PERSON"), any Person which controls the referent person, any Person which the referent person controls, or any Person which is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.

                  "ASSETS" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

                  "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (c) covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such an entity).

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

                  "COMPANY COMMON SHARES" shall mean the Class A Common Shares, without par value, of the Company.

                  "COMPANY REPORTS" shall mean (a) the Company's annual report on Form 10-K of the SEC for the fiscal year ended December 31, 1998 and (b) the Company's quarterly reports on Form 10-Q of the SEC for the quarters ended April 2, 1999, July 2, 1999, and October 1, 1999.

                  "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license and instrument to which the Company or its Subsidiaries is a party or to which the Company or its Subsidiaries or any of their respective Assets are subject, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

                  "DEBENTURES" shall mean the 10% Convertible Subordinated Debentures, Due September 30, 2029, of the Company.

                  "DISSENTING SHAREHOLDERS" shall mean those Shareholders who hold Dissenting Shares.

                  "DISSENTING SHARES" shall mean any Company Common Shares as to which a Shareholder is entitled to relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OCL, to the extent that such Shareholder has properly exercised, perfected and not subsequently withdrawn or lost such Shareholder's dissenting shareholder rights in accordance with the OCL.


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                  "EMPLOYEE PLANS" shall mean all Benefit Arrangements,
Multiemployer Plans, Pension Plans, and Welfare Plans.

                  "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction or encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

                  "ENVIRONMENTAL CLAIMS" shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

                  "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (E.G., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

                  "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices or permits issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

                  "ENVIRONMENTAL REPORTS" shall mean any and all material written analyses, summaries or explanations, in the possession of the Company or its Subsidiaries, of (a) any Environmental Conditions in, on or about the properties of the Company or its Subsidiaries or (b) the Company's or its Subsidiaries' compliance with Environmental Laws.

                  "EQUITY SECURITIES" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities and
(iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "FACILITIES" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and all real property and related facilities owned or leased by the Company or its Subsidiaries.

                  "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by the Company or its Subsidiaries, wherever located.

                  "GAAP" shall mean, with respect to any Person, generally accepted accounting principles in the United States of America, as in effect from time to time.

                  "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated hereby, except any change, effect, event, occurrence or state of facts resulting from adverse changes in economic or financial market conditions generally.

                  "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and
(b) covers any current or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "OCL" shall mean Chapters 1701 and 1704 of the Ohio Revised Code of the State of Ohio.

                  "OPTIONS" shall mean the options to purchase in the aggregate 442,283 Company Common Shares issued to certain employees and non-employee directors of the Company pursuant to the Stock Option Plans.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) which covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of any governmental or regulatory authority or body, whether foreign, federal, state or local, necessary for the present or currently anticipated conduct of, or relating to the operation of the business of, the Company or its Subsidiaries.

                  "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums


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


(i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, (e) Encumbrances which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such Encumbrance relates and (f) liens arising under existing credit facilities.

                  "PERSON" shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority, or any other form of entity.

                  "PERSONNEL" shall mean all officers and employees of the Company or its Subsidiaries.

                  "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any governmental authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SERIES A SHARES" shall mean the Series A Preferred Shares, without par value, of the Company to be issued to the Persons identified on SCHEDULE A.

                  "SHAREHOLDER VOTE" shall mean the meeting of the Shareholders or any adjourned meeting thereof at which this Agreement and the Merger are voted upon.

                  "SHAREHOLDERS" shall mean the record holders of Company Common Shares.

                  "STOCK OPTION PLANS" shall mean the 1994 Stock Option Plan, 1995 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option and Restricted Stock Plan, and 1997 Non-Employee Director Stock Option Plan.

                  "SUBSIDIARY" shall mean, with respect to any of the parties to this Agreement, any corporation or other business entity, whether or not incorporated, of which at least a majority of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party.

                  "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

                  "TREASURY SECURITIES" shall mean Company Common Shares owned by Sub, the Company and/or any Subsidiary of Sub or the Company.

                  "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any current or former employee, officer, director or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

            1.2 OTHER DEFINED TERMS. In addition to the terms defined in the Recitals to this Agreement and SECTION 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

               Term                                        Section
               ----                                        -------
               "Acquisition Proposal"........................6.4(a)
               "Actions".....................................4.11
               "Applicable Law"..............................4.13
               "Cash Merger Consideration"...................3.2(a)
               "Closing".....................................2.3
               "Closing Date"................................2.3
               "Confidentiality Letter"......................6.2
               "Disclosure Letter" ..........................Article IV Preamble
               "Effective Time"..............................2.2
               "Exchange Fund"...............................3.4(e)
               "Exchange Agent...............................3.4(a)
               "Exclusive Distribution Agreement"............4.6(a)
               "Financial Statements"........................4.9
               "Financing"...................................5.6
               "Financing Letters"...........................5.6
               "Foreign Plans"...............................4.15(b)(vi)
               "Identified Matter"...........................6.3(f)
               "Material Contract"...........................4.6
               "Merger"......................................Recitals
               "Net Value"...................................3.3(a)
               "Other Contracts".............................4.6(a)
               "Payment Event"...............................6.4(b)
               "Preferred Shares"............................4.1(b)
               "Proxy Statement".............................6.6(a)
               "Regulatory Filings"..........................4.8
               "SEC Documents"...............................4.9(b)
               "Series A Share Consideration"................3.2(b)
               "Significant Contract"........................4.6(a)
               "Significant Subsidiary"......................6.4(a)
               "Special Meeting".............................4.22
               "Subject Litigation"..........................6.7(b)
               "Superior Proposal"...........................8.1(a)(vi)
               "Surviving Corporation".......................2.1
               "Surviving Corporation Common Shares".........3.1
               "Trust".......................................7.3(e)(ii)
               "Trust Preferred Securities"..................7.3(e)(ii)
               "Third Party".................................6.4(a)


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


                                   ARTICLE II.
                                   THE MERGER

      2.1 .THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the OCL, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company, under the name "Dayton Superior Corporation", shall continue as the surviving corporation (the "SURVIVING CORPORATION"). The Merger shall have the effects specified under the OCL.

      2.2 EFFECTIVE TIME. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the OCL and shall make all other filings or recordings required under the OCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "EFFECTIVE TIME").

      2.3 CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place (a) at the offices of Latham & Watkins, 885 Third Avenue, New York, New York at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Sub and the Company may agree. The date on which the Closing occurs is herein referred to as the "CLOSING DATE."

      2.4 ARTICLES OF INCORPORATION AND CODE OF REGULATIONS.
          -------------------------------------------------

      (a) At the Effective Time, and without any further action on the part of the Company or Sub, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as EXHIBIT A hereto, and, as so amended, until thereafter further amended as provided therein and under the OCL, shall be the articles of incorporation of the Surviving Corporation following the Merger.

      (b) At the Effective Time, and without any further action on the part of the Company or Sub, the code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by Applicable Law.

      2.5 DIRECTORS. At the Effective Time, the directors of the Company shall be changed so that they are the same as the directors of Sub immediately prior to the Effective Time.

      2.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall remain as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected, or their earlier death, resignation or removal.

                                  ARTICLE III.
              EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY

      3.1 CONVERSION OF SUB COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and non-assessable common shares, without par value, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON SHARES").

      3.2 CONVERSION OF COMPANY COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

      (a) Each Company Common Share outstanding immediately prior to the Effective Time (other than Treasury Securities and Dissenting Shares, if any) shall automatically be converted into the right to receive, and each certificate which immediately prior to the Effective Time represented such Company Common Shares shall evidence solely the right to receive, $27.00 in cash (the "CASH MERGER CONSIDERATION") upon surrender of the certificate formerly representing such Company Common Shares as provided in SECTION 3.4.

      (b) Each Series A Share outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one Surviving Corporation Common Share (the "SERIES A SHARE CONSIDERATION") upon surrender of the certificate formerly representing Series A Shares as provided in SECTION 3.4.

      (c) All Treasury Securities shall automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

      3.3 OPTIONS.

      (a) Except as otherwise agreed to in writing between the Company and the holder of any Option, and as consented to by Sub, immediately prior to the Effective Time, each outstanding Option granted under the Stock Option Plans whether or not then exercisable, either (i) shall be canceled by the Company, and at the Effective Time, or as soon as practicable thereafter, the former holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of (x) the number of Company Common Shares previously subject to such Option and (y) the excess, if any, of the Cash Merger Consideration per share over the exercise price per share, if any, previously subject to such Option (the "NET VALUE"), subject to withholding or other taxes required by law to be withheld or (ii) in the event the holder thereof does not consent to such cancellation, shall after the Effective Time represent solely the right to receive the Cash Merger Consideration per share upon exercise thereof; PROVIDED, HOWEVER, that with respect to the individuals listed on
SCHEDULE 3.3 (as such schedule may be amended by the mutual consent of Sub and the Company (such consent not to be unreasonably withheld by Sub or the Company) from time to time prior to the Effective Time; it being understood that it is contemplated that additional employees of the Company and its Subsidiaries may be added to such schedule and the aggregate Net Value set forth opposite the name of any Person set forth on such schedule may be modified as agreed with such Person), Options held by each such individual representing an aggregate Net Value not less than the amount set forth opposite such person's name on SCHEDULE
3.3 shall be retained and shall not be cancelled.

      (b) Except as provided herein or as otherwise agreed by the parties, the Stock Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary, including the 1996 Non-Employee Director Compensation Program, shall terminate as of the Effective Time, and the Company shall exercise its reasonable best efforts to ensure that following the Effective Time, no current or former employee, officer, director or consultant shall have any Option to purchase Company Common Shares or any other equity interest in the Company under any Stock Option Plan or any other Employee Plan maintained by the Company.

      (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such actions as are necessary, subject, if necessary, to obtaining consents of the holders of Options to the cancellation thereof in exchange for the consideration set forth in Section 3.3(a)(i), to carry out the terms of this SECTION 3.3.

      3.4 EXCHANGE OF CERTIFICATES; PAYMENT OF CASH MERGER CONSIDERATION.
          --------------------------------------------------------------

      (a) As of or promptly after the Effective Time, Sub will cause the Surviving Corporation to deposit with a paying agent to be selected by Sub and reasonably acceptable to the Company (the "EXCHANGE AGENT") for the benefit of the holders of Company Common Shares, for payment in accordance with this
Article III, the funds necessary to pay the Cash Merger Consideration for each share and certificates for Surviving Corporation Common Shares.

      (b) As soon as practicable after the Effective Time, (i) each holder of an outstanding certificate or certificates which pursuant to SECTION 3.2(B) represents the right to receive Surviving Corporation Common Shares, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, shall be entitled to a certificate or certificates representing the Series A Share Consideration, into which the number of Series A Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and (ii) each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Shares, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, shall be entitled to receive in exchange therefor the Cash Merger Consideration multiplied by the number of Company Common Shares formerly represented by such certificate. No interest will be paid on or accrue on the Cash Merger Consideration or Series A Share Consideration. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose (with the consent of the Company not to be unreasonably withheld) to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing Company Common Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this SECTION 3.4(B), (i) each certificate formerly representing Series A Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a new certificate or certificates representing Surviving Corporation Common Shares, as contemplated by SECTION 3.2(B), and (ii) each certificate formerly representing Company Common Shares (other than the Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Merger Consideration for each Company Common Share.

      (c) No dividends or other distributions with respect to Surviving Corporation Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Series A Shares not surrendered with respect to the Merger. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of such certificate or certificates, without interest, at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares.

      (d) All cash paid upon the surrender for exchange of certificates formerly representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

      (e) Any cash or Series A Share Consideration deposited with the Exchange Agent pursuant to this SECTION 3.4 (the "EXCHANGE FUND") which remains undistributed to the holders of the certificates formerly representing Company Common Shares or Series A Shares one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of Company Common Shares or Series A Shares prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving

Corporation and only as general unsecured creditors thereof for payment of their claim for Cash Merger Consideration or Series A Share Consideration, if any.

      (f) None of Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Common Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (g) In the event any certificate formerly representing Company Common Shares or Series A Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue or pay, as the case may be, in exchange for such lost, stolen or destroyed certificate the shares representing the Series A Share Consideration, and unpaid dividends and distributions on shares representing the Series A Share Consideration deliverable in respect thereof pursuant to this Agreement, or the Cash Merger Consideration, as applicable.

      3.5 DISSENTING SHARES. Notwithstanding SECTION 3.2 hereof, Dissenting Shares shall not be converted into a right to receive the Cash Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Sections 1701.84 and 1701.85 of the OCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 1701.85 of the OCL shall receive payment therefor from the Surviving Corporation in accordance with the OCL; PROVIDED, HOWEVER, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to relief as a dissenting shareholder as provided in Section 1701.85 of the OCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for relief as a dissenting shareholder with respect to such shares or lost his right to relief as a dissenting shareholder and payment for his shares under Section 1701.85 of the OCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a complaint demanding a determination of the value of all Dissenting Shares within the time provided in Section 1701.85 of the OCL, such holder shall forfeit the right to relief as a dissenting shareholder with respect to such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into the right to receive the Cash Merger Consideration, without interest thereon, from the Surviving Corporation as provided in SECTION 3.2. The Company shall give Sub prompt notice of any demands received by the Company for relief as a dissenting shareholder, and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Sub, except as otherwise set forth in the letter dated as of the date of this Agreement (the "DISCLOSURE LETTER") delivered by the Company to Sub and with cross-references to this Agreement as indicated herein.

      4.1 ORGANIZATION AND CAPITALIZATION.
          -------------------------------

      (a) ORGANIZATION. The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Sub true, correct and complete copies of its articles of incorporation and code of regulations (in each case, as amended to date).

      (b) CAPITALIZATION. The authorized capital stock of the Company consists of 22,005,850 Company Common Shares and 5,000,000 preferred shares, without par value, of the Company (the "PREFERRED SHARES"). As of January 19, 2000, (i) 5,943,183 Company Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) Options to acquire 442,283 Company Common Shares pursuant to the Stock Option Plans were outstanding, (iv) 850,000 Company Common Shares were reserved for issuance upon conversion of the Debentures and (v) 25,473 Company Common Shares were held by the Company in treasury. SECTION 4.1(B) of the Disclosure Letter includes a complete and correct list of outstanding Options under the Stock Option Plans (including the number of Options, the exercise price of each such Option and the vesting schedule for each such Option). Except for the Options and Debentures and except as set forth in SECTION 4.1(B) of the Disclosure Letter, the Company has no outstanding subscriptions for Company Common Shares and no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company and Sub acknowledge and agree that 300,000 Preferred Shares will be designated by the Company as the Series A Shares prior to the Closing Date and up to such amount will be issued to the Persons listed on SCHEDULE A prior to the Closing Date in accordance with SECTION 6.12 hereof. The Series A Shares, when issued, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this SECTION 4.1(B), there are no (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for the repurchase, redemption or other acquisition of any Equity Securities of the Company.

      (c) VOTING TRUSTS, PROXIES, ETC. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements with respect to or concerning the voting of the Equity Securities of the Company.

      (d) INDEBTEDNESS. SECTION 4.1(D) of the Disclosure Letter contains a list of (i) all Contracts pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred and
(ii) the respective principal amounts outstanding thereunder as of the date of this Agreement.

      4.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated to be executed by it by this Agreement. Subject only to the adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the Company Common Shares and the affirmative vote of the holders of a majority of the outstanding Series A Shares, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

      4.3 SUBSIDIARIES.
          ------------

      (a) OWNERSHIP; CAPITALIZATION. Each of the Company's Subsidiaries are set forth in SECTION 4.3(A) of the Disclosure Letter. The Company is the beneficial and record owner of all of the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any and all Encumbrances. All of the shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in this SECTION 4.3(A), there are no (i) outstanding Equity Securities of any of the Company's Subsidiaries or
(ii) commitments or obligations of any kind or character for the repurchase, redemption or other acquisition of any Equity Securities of any of the Company's Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries.

      (b) ORGANIZATION. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law except whether the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Sub true, correct and complete copies of each of its Subsidiaries' certificate of incorporation and by-laws or other similar organization documents (in each case, as amended to date).

      4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SECTION
4.4 of the Disclosure Letter and for the negotiation of this Agreement, since December 31, 1998, (x) the Company and its Subsidiaries (1) have been operated in the ordinary course of business, consistent with past practice, (2) have not declared or set aside or paid any dividend or other distribution with respect to the Company Common Shares and (3) except as set forth in the Company Reports, have not changed the Company's accounting principles or methods and (y) there has been no Material Adverse Change with respect to the Company.

      4.5 TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. The Company and its Subsidiaries own, or have valid leasehold or license interests in, all Assets used in the conduct of their business except where the absence of such ownership, leasehold or license interests would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      4.6 CONTRACTS.
          ---------

      (a) SECTION 4.6(A) of the Disclosure Letter sets forth a list of all Contracts of the Company and its Subsidiaries that are material to the business, operation, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (the "MATERIAL CONTRACTS" and, together with the Other Contracts (as defined herein), the "SIGNIFICANT CONTRACTS"), and, prior to the date hereof, the Company has made available to Sub true copies of each Significant Contract. For purposes of this Agreement, the term "OTHER CONTRACTS" shall mean (a) each Contract required to be disclosed pursuant to Item 401 of Regulation S-K of the SEC, (b) each Contract for the future lease or purchase of materials, supplies, merchandise or equipment providing for payments in excess of $500,000 during fiscal year 2000, (c) each Contract for the sale or lease of any of the Assets involving revenues to the Company and its Subsidiaries or lease payments to the Company or its Subsidiaries of more than $500,000 during fiscal year 2000, other than sales or leases of inventory and rental equipment in the ordinary course of business consistent with past practice, and (d) except exclusive distributor agreements providing for the right of a Person to sell the products of the Company and its Subsidiaries on an exclusive basis within a defined territory ("EXCLUSIVE DISTRIBUTION AGREEMENT") entered into in the ordinary course of business consistent with past practices, each non-competition or similar Contract which materially restricts the geographic or operational scope of the Company's or its Subsidiaries' business or the ability of the Company or its Subsidiaries to enter into new lines of business.

      (b) ABSENCE OF BREACHES OR DEFAULTS IN GENERAL. Except as set forth in
SECTION 4.6(B) of the Disclosure Letter, with respect to each Significant Contract, (i) there is no default by the

Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Significant Contract, and (ii) such Significant Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity, except in the case of clauses
(i) and (ii), where the default or failure to be so valid and binding, in full force and effect, or enforceable, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      4.7 NO CONFLICT OR VIOLATION. Except as set forth in SECTION 4.7 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company will result in (a) a violation of or a conflict with any provision of the charter documents or other organizational documents of the Company or its Subsidiaries, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such Contract), any term or provision of any Contract or Permit to which the Company or its Subsidiaries is a party or by which any of the Assets are bound,
(c) a violation by the Company or its Subsidiaries of any Applicable Law, or (d) an imposition of any Encumbrance (other than Permitted Encumbrances) on any of the Assets, except in the case of clauses (b), (c) and (d), where such breach, default, creation of any such right, violation or imposition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      4.8 CONSENTS AND APPROVALS. Except as set forth in SECTION 4.8 of the Disclosure Letter, no Permit of or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (a) filings required in connection with or in compliance with the provisions of the HSR Act, the Securities Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"),
(b) the filing of the certificate of merger under the OCL, or (c) those Permits, declarations, filings, notices or registrations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      4.9 Sec Documents; Financial Statements, etc.
          ----------------------------------------

      (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998, pursuant to the Exchange Act.

      (b) The Company has made available to Sub (i) the Company Reports, (ii) the Company's proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1998, and (iii) all of the

Company's other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (collectively, the "SEC DOCUMENTS").

      (c) Each SEC Document filed pursuant to the Exchange Act, as of its filing date, (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder applicable to such SEC Document and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such SEC Document or amendment or supplement became effective, (i) complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder applicable to such SEC Document and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (e) The consolidated financial statements of the Company included in or incorporated by reference in the SEC Documents (the "FINANCIAL STATEMENTS") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto) and (iii) present fairly in all material respects in accordance with GAAP, consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders' equity and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which would not be material in amount or effect).

      4.10 UNDISCLOSED LIABILITIES. Except (a) as set forth in the Company Reports, (b) for liabilities and obligations incurred since October 1, 1999, in the ordinary course of business consistent with past practice and (c) as set forth in SECTION 4.10 of the Disclosure Letter, neither the Company nor its Subsidiaries has any liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP or the rules and regulations of the SEC to be discussed in or set forth on the consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      4.11 LITIGATION. Except as set forth in SECTION 4.11 of the Disclosure Letter, there are no outstanding actions, orders, writs, injunctions, judgments or decrees or any claims, suits, charges, or proceedings, or arbitrations, governmental audits or investigations (collectively, "ACTIONS") pending or threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company

      4.12 LABOR MATTERS. As of the date of this Agreement, there is no labor strike or material slow-down, work stoppage or labor disturbance pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries.

      4.13 Compliance With Law.
           -------------------

      (a) Except as disclosed in SECTION 4.13 of the Disclosure Letter, the Company and its Subsidiaries are in compliance in all respects with all statutes, laws, ordinances, rules, orders or regulations ("APPLICABLE LAW") applicable to the Company or any of its Subsidiaries, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Except as set forth in SECTION 4.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written communication from any federal, state, local or foreign governmental or regulatory authority or body during the past three years that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Law. No representation or warranty is made in this SECTION 4.13(B) with respect to the receipt of written communications to the extent such matters are covered in SECTIONS 4.15 (Employee Plans), 4.16 (Tax Matters) and 4.18 (Compliance with Environmental Laws).

      4.14 NO BROKERS. Other than Merrill Lynch & Co. and Robert W. Baird & Co., the arrangements with which have been disclosed in writing to Sub prior to the date hereof, none of the Company, its Subsidiaries or any of their officers, directors, employees or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby

      4.15 Employee Plans.
           --------------

      (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SECTION 4.15 of the Disclosure Letter contains a complete list of Employee Plans (other than immaterial Benefit Arrangements) which cover or, with respect to any Pension Plan or Multiemployer Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries. True and complete copies of each of the following documents have been made available to Sub: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) which covers or has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries and all amendments thereto, all written descriptions thereof which have been distributed to the Company's employees, directors, officers or consultants and all annuity contracts or other funding instruments, (ii) each material Benefit Arrangement which covers current or former employees, directors, officers or consultants of the Company or its Subsidiaries including the most recent written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered by any Benefit Arrangements providing severance benefits or bonus payments) and a complete description of any material Benefit Arrangement which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service or analogous ruling under foreign law with respect to each Pension Plan and each applicable Welfare Plan (other than a Multiemployer Plan) which covers current or former employees, directors, officers or consultants of the Company or its Subsidiaries, (iv) for the three most recent plan years prior to the date of this Agreement, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and each Welfare Plan (other than a Multiemployer Plan) which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries, (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries, and (vi) nondiscrimination tests performed under the Code (including, without limitation, 401(k) and 401(m) tests) for each Pension Plan which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or its Subsidiaries.

      (b) Representations.
          ---------------

          (i)    Pension Plans
                 -------------

                  (A) The Company has hired an enrolled actuary in order to evaluate the funded status of the Pension Plans subject to Title IV of ERISA and, to the knowledge of the Company, the funding method used by such actuary in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used by such actuary in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, there are (and were) no material "unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) with respect to any Pension Plan. Within the six years immediately preceding the Closing Date, no "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and
Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Company nor any ERISA Affiliate is subject to any lien imposed under
Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan.

                  (B) Neither the Company nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code.

                  (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of Company is qualified and tax-exempt under the provisions of Code

Sections 401(a) (or 403(a), as appropriate) and 501(a) and nothing has occurred during the period from its adoption to date that could materially affect such qualification.

                  (D) The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in
Section 4069 of ERISA. Within the six years ending on the date of this Agreement, (1) there has been no "reportable event" (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither Company nor any ERISA Affiliate is subject to
Section 4043(b) of ERISA and no analogous event under applicable foreign law and
(2) except as set forth on SECTION 4.15 of the Disclosure Letter, no filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Within the six years ending on the date of this Agreement, neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or analogous foreign law, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or analogous foreign law, or (3) ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA or analogous foreign law to which Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

          (ii)    MULTIEMPLOYER PLANS

                  (A) Within the six years ending on the date of this Agreement, neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                  (B) All contributions required to be made by Company or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                  (C) If, as of the Closing Date, Company (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no material liabilities to such plans under Title IV of ERISA or analogous foreign law.

                  (D) As of the date of this Agreement, to the best of the Company's knowledge, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of

ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate such Multiemployer Plan; (3) a "mass withdrawal," as defined in PBGC Reg. Section 2640.7, with respect to such Multiemployer Plan has not occurred; (4) the Company and the ERISA Affiliates have no reason to believe that such Multiemployer Plan will be terminated or will be reorganized under ERISA or that a "mass withdrawal," as defined in PBGC Reg. Section 2640.7, will occur with respect to such Multiemployer Plan; and (5) the Company and the ERISA Affiliates do not expect to withdraw in a "complete withdrawal" or "partial withdrawal" from such Multiemployer Plan.

         (iii)    WELFARE PLANS

                  (A) Except as set forth in SECTION 4.15(B)(III)(A) of the Disclosure Letter, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and, to the knowledge of the Company, no condition exists which would prevent Company from amending or terminating any such benefit plan or Welfare Plan.

                  (B) Each Welfare Plan which covers current or former employees, directors, officers or consultants of the Company or an ERISA Affiliate and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated, in all material respects, in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                  (C) Neither the Company nor any ERISA Affiliate has incurred any liability with respect to any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

            (iv) COMPLIANCE WITH LAW. Each Employee Plan presently complies and has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including without limitation, ERISA and the Code, and by its terms can be amended or terminated at any time. Through the date of this Agreement, the Company has made all contributions and payments required to be made by it with respect to each Employee Plan, including any Foreign Plan (as defined below), or adequate accruals therefor have been provided for and will be reflected in accordance with GAAP on the Financial Statements provided to the Sub by the Company.

            (v) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any current or former employee, director, officer or consultant of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount that is not deductible under Section 162(m) or 404 of the Code.

            (vi) FOREIGN PLANS. Each Employee Plan that covers any current or former employee, director, officer or consultant of any Foreign Subsidiary or is otherwise not subject to ERISA or the Code (each, a "FOREIGN PLAN") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Plans where each such Plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

            (vii) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or, with respect to any Pension Plan subject to Title IV of ERISA, within the past six years, has covered current or former employees, directors, officers or consultants of the Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Section 502(l) of ERISA.

            (viii) LITIGATION. As of the date of this Agreement, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan, other than routine claims of participants.

            (ix) NO AMENDMENTS. As of the date of this Agreement, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover current or former employees, directors, officers or consultants of the Company or to amend or modify any existing Employee Plan which covers or has covered current or former employees, directors, officers or consultants of the Company.

            (x) INSURANCE CONTRACTS. To the best of the Company's knowledge, neither the Company nor any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings, the consequence of which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (xi) NO ACCELERATION OR CREATION OF RIGHTS. Except as set forth in
SECTION 4.15 of the Disclosure Letter, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

       4.16 Tax Matters.
            -----------

       (a) FILING OF TAX RETURNS. The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all material Returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All Returns and other information filed are complete and accurate in all material respects. Except as disclosed in SECTION 4.16(A) of the Disclosure Letter, no extension of time within which to file Returns (including, without limitation, information Returns) relating to Taxes currently is in effect. The Company and its Subsidiaries have made available to Sub complete and accurate copies of the federal, state and local income tax Returns for the years 1996, 1997 and 1998.

       (b) PAYMENT OF TAXES. All Taxes for which the Company and its Subsidiaries are or may be liable, in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or an adequate reserve or accrual (in conformity with GAAP) has been established therefor.

       (c) AUDITS, INVESTIGATIONS OR CLAIMS. No material deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company or its Subsidiaries which have not been paid or reserved on the Financial Statements. There are no pending or, to the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company or its counsel are likely to result in a material additional amount of Taxes. Outstanding audits of federal, state, and local returns for Taxes by the relevant taxing or other governmental authorities as of the date of this Agreement are listed in SECTION 4.16(C) of the Disclosure Letter. No extension of any statute of limitations relating to Taxes is in effect with respect to the Company or its Subsidiaries. Except as disclosed in SECTION 4.16(C) of the Disclosure Letter, no power of attorney has been executed by the Company or its Subsidiaries with respect to any matters relating to Taxes which is currently in force.

       (d) LIENS. Except as set forth in SECTION 4.16(D) of the Disclosure Letter, there are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

       (e) SAFE HARBOR LEASE PROPERTY. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

(f) TAX ELECTION. Neither the Company nor its Subsidiaries has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (or similar provisions under state or local law) apply to any disposition of the Assets. The Company and its Subsidiaries have not agreed to make, or are not required to make, any adjustment under

Section 481(a) of the Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

       (g) TAX SHARING AGREEMENTS. Except as set forth in SECTION 4.16(G) of the Disclosure Letter, there are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving the Company or its Subsidiaries.

       (h) PARTNERSHIPS. The Company and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

       (i) PARACHUTE PAYMENTS. The Company and its Subsidiaries are not a party to any agreement or arrangement that could reasonably be expected to result, individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the Merger or any other transaction contemplated herein.

       (j) AFFILIATED GROUP. Except as set forth in SECTION 4.16(J) of the Disclosure Letter, since July 1, 1990, the Company and its Subsidiaries have not been a member of an affiliated group that has filed a consolidated return or any group that has filed a combined, consolidated or unitary state or local return, other than the group of which the Company is currently the parent.

       4.17 CUSTOMERS AND SUPPLIERS. SECTION 4.17 of the Disclosure Letter sets forth a true and correct list of (a) the 10 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during the twelve months ended December 31, 1999, (b) the 10 largest customers of each business platform of the Company and its Subsidiaries, in terms of sales during the twelve months ended December 31, 1999, and (c) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases in the twelve months ended December 31, 1999.

       4.18 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in SECTION
4.18 of the Disclosure Letter:

       (a) The Company and its Subsidiaries are in compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. In addition, as of the date of this Agreement, to the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted.

       (b) As of the date of this Agreement, there are no existing Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries. There are no existing

Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

       (c) There have been no releases (I.E., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder, the consequences of which would be a Material Adverse Effect on the Company.

       (d) Except as would not have a Material Adverse Effect on the Company, there are no PCBs or asbestos-containing materials located at or on the Facilities.

       (e) Except as set forth in SECTION 4.18(E) of the Disclosure Letter and except with respect to the Facilities, the Company and its Subsidiaries are not a party to any contract and are not obligated by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions or compliance with Environmental Laws.

       (f) As of the date of this Agreement, there are no currently effective consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries. There are no currently effective consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

       (g) True and correct copies of the Environmental Reports have been made available to Sub.

       4.19 OPINION OF FINANCIAL ADVISORS. The Company has received the opinion of each of Merrill Lynch & Co. and Robert W. Baird & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Shares is fair to such holders from a financial point of view, a signed copy of each such opinion has been delivered to Sub.

       4.20 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies the requirements of the OCL for action by the Board of Directors to approve this Agreement and (iii) resolved to recommend that the holders of the Company Common Shares adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

4.21 REQUIRED COMPANY VOTE. The affirmative vote of a majority of the outstanding Company Common Shares and the affirmative vote of a majority of the outstanding Series A Shares are the only votes of the holders of any class or series of the Company's securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. The Company's articles of incorporation contain a provision in which the Company expressly elects not to be governed by Section 1701.831 of the OCL, and therefor
Section 1701.831 does not restrict the consummation of the Merger or the other transactions contemplated by this Agreement.

4.22 PROXY STATEMENT. The Proxy Statement to be mailed to the Shareholders in connection with the special meeting of the Shareholders (the "SPECIAL MEETING") and any amendment thereof or supplement thereto (excluding any information supplied in writing by Sub specifically for inclusion therein), when mailed to the Shareholders and at the time of the Special Meeting, and any schedules required to be filed with the SEC as a result of the Merger or the transactions contemplated by this Agreement, when filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply as to form with all requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information furnished in writing by Sub or its representatives specifically for inclusion in any of the foregoing documents.

4.23 TAKEOVER LAWS. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under the laws of the State of Ohio or, to the knowledge of the Company, the Federal laws of the United States or the laws of any other state, applicable to the Company or its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Merger or the transactions relating to the Merger.

                                   ARTICLE V.
                      REPRESENTATIONS AND WARRANTIES OF SUB

           As an inducement to the Company to enter into this Agreement, Sub hereby makes the following representations and warranties to the Company:

       5.1 ORGANIZATION. Sub is duly organized, validly existing and in good standing under the laws of the State of Ohio.

       5.2 AUTHORIZATION. Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and is a legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

       5.3 CONSENTS AND APPROVALS. No consent, waiver, agreement, approval, permit or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and the filing of the certificate of merger under the OCL.

5.4 NO CONFLICT OR VIOLATION. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Sub will result in (a) a violation of or a conflict with any provision of the articles of incorporation or code of regulations of Sub, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract, encumbrance or permit), any term or provision of any contract, encumbrance or permit to which Sub is a party or by which any of its assets are bound, a violation by Sub of any Applicable Law, or an imposition of any Encumbrance on the business of Sub or on any of its assets, except where such breach, default, violation, imposition or creation of any such right would not reasonably be expected to have a Material Adverse Effect on Sub.

5.5 PROXY STATEMENT. The information furnished in writing to the Company by Sub specifically for use in the Proxy Statement and any amendment or supplement thereto, when mailed to the Shareholders or at the time of the Shareholders Meeting, and any schedules required to be filed with the SEC as a result of the Merger or the transactions contemplated by this Agreement, when filed, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Sub makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

5.6 FINANCING. Sub has delivered to the Company complete and correct executed copies of letters (the "FINANCING LETTERS") related to the commitment of the lenders to provide the financing in connection with the Merger and other transactions contemplated hereby and to refinance existing indebtedness of Sub and the Company and to pay related fees and expenses (the "FINANCING"). As of the date of this Agreement, Sub has no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the transactions contemplated by this Agreement. Assuming satisfaction of all conditions set forth in SECTIONS 7.1 and 7.3 and full funding of all the amounts contemplated by the Financing Letters, Sub at Closing shall be capitalized with an equity contribution in an amount of $84.0 million, less (a) the aggregate value of all Equity Securities of the Company retained and/or rolled-over by certain existing holders of Equity Securities of the Company (currently contemplated to be approximately $4.0 to $5.0 million), plus (b) if a payment is made with respect to the Identified Matter in accordance with Section 6.3(f), an amount up to $3.5 million to the extent, and only to the extent, required by the Financing Letters as a result of Incremental Existing Indebtedness (as defined in the Financing Letters) being greater that $25.0 million, and such funds, together with the proceeds from the Financing, will provide sufficient funds to consummate the transactions contemplated hereby.

       5.7 NO BROKER PAYMENTS BY COMPANY. Unless the Merger is consummated, the Company will not be responsible for any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby due to any arrangement between any broker, finder or similar agent and Sub or any of its Affiliates, except as otherwise contemplated by this Agreement or agreed to by the Company.

                                  ARTICLE VI.
                        COVENANTS OF THE COMPANY AND SUB

           The Company and Sub covenant and agree with each other that from the date hereof through the Closing:

       6.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. Prior to the Effective Time, except as set forth in SECTION 6.1 of the Disclosure Letter or as contemplated by any other provision of this Agreement, unless Sub has consented in writing thereto (such consent not to unreasonably withheld), the Company:

       (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

       (b) to the extent consistent with SECTION 6.1(A), shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

       (c) shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation or code of regulations or comparable governing instruments, other than to authorize the Series A Shares with rights, preferences and designations set forth on SCHEDULE 6.1(C) and as expressly provided by the terms of this Agreement;

       (d) upon the discovery by any of the Persons set forth on SECTION 6.1(D) of the Disclosure Letter, shall promptly notify Sub of (i) any Material Adverse Change with respect to the Company, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty contained herein;

       (e) shall promptly deliver to Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

       (f) shall not, and shall not permit any of its Subsidiaries to, (A) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (1) any release or relinquishment of any material contract rights, or (2) any acquisition, disposition, lease or license of, or mortgage, pledge or other encumbrance or lien on, any Assets (including Equity Securities of any Subsidiary), except the purchase or sale of inventory, the sale or lease of rental equipment and the sale of excess or obsolete assets, each in the ordinary course of business consistent with past practice, or the purchase, lease, license or sale of Assets in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole (or the placement of liens pursuant to the existing credit facility or purchase money liens, in each case, on Assets acquired after the date of this Agreement in accordance with the terms hereof and in the ordinary course of business, consistent with past practice), or (B) adopt a plan of complete or partial liquidation or adopt resolutions providing for complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization, other than the Merger;

       (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities (other than (x) Company Common Shares issued upon exercise of Options or conversion of the Debentures in accordance with their present terms and (y) the issuance of the Series A Shares to the Persons listed on SCHEDULE A in accordance with SECTION 6.12) not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) except as contemplated by SECTION 3.3, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

       (h) except as required by Applicable Law, shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

       (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (ii) enter into any collective bargaining agreement other than renewals in the ordinary course of business consistent with past practice;

       (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other Person, except in the case of clause (i) for borrowings under existing credit facilities as of the date of this Agreement in the ordinary course of business and, except in the case of clause (ii) for advances consistent with past practice which are not material;

       (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

       (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share of its capital stock, except, in the case of clause (ii), the acquisition of the Company Common Shares in exchange for the Series A Shares as set forth in SECTION 6.12;

       (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any Equity Security (other than (i) the issuance of Company Common Shares upon the exercise of Options or the conversion of the Debentures, outstanding on the date of this Agreement, in accordance with their present terms or (ii) the issuance of the Series A Shares as set forth in SECTION 6.12);

       (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure except in accordance with the Company's capital expenditure plan for fiscal year 2000, a true, correct and complete copy of which has been delivered to Sub;

       (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices, except insofar as may be required by a change in GAAP;

       (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice; provided that in no event shall any of the liabilities and obligations set forth in SECTION 6.1(P) of the Disclosure Letter be paid, discharged or satisfied without the prior written consent of Sub;

       (q) shall not (i) acquire (by merger, consolidation, acquisition of stock, other securities or assets or otherwise) or (ii) make a capital investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) (A) any Person, other than a wholly-owned subsidiary of the Company, or (B) any portion of the assets of any Person that constitutes a division or operating unit of such Person;

       (r) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any non-competition or similar Contracts, except Exclusive Distribution Agreements entered into in the ordinary course of business consistent with past practice or (B) enter into any Contract providing for payments by the Company or its Subsidiaries or involving revenues to the Company and its Subsidiaries of more than $1,000,000 over any twelve-month period during the life of such Contract; and

       (s) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

       6.2 INVESTIGATION BY SUB. The Company shall allow Sub, its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing Financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, Facilities, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Sub and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Sub promptly upon request (a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as Sub, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their Personnel, accountants and counsel to cooperate with Sub, and to provide such documents and information as Sub and its representatives may reasonably request. Sub will hold, and will use its reasonable best efforts to cause its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing Financing in connection herewith, any nonpublic information in confidence to the extent required by, and in accordance with, that certain confidentiality letter, dated October 27, 1999, between Dayton Superior Corporation and Odyssey Investment Partners, LLC (the "CONFIDENTIALITY LETTER"). In addition, Sub will use its reasonable best efforts to obtain the Financing contemplated by the Financing Letters.

6.3      Consents and Efforts.
         --------------------

       (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings under the HSR Act with respect to the Merger and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Sub and the Company will use their reasonable best efforts and cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, licenses, permits or authorizations.

       (b) The Company shall cooperate with any reasonable requests of Sub or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Sub and its Affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger.

       (c) The Company will provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any customary commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions, in each case as may be reasonably requested by Sub; provided that the form and substance of any of the documents referred to in clause (y), and the terms and conditions of any of the agreements and other documents referred to in clause
(z), shall be substantially consistent with the terms and conditions of the Financing required to satisfy the condition precedent set forth in SECTION 7.3(F). In addition, in conjunction with the obtaining the Financing, the Company agrees, at the request of Sub, to call for prepayment or redemption, as the case may be, any then existing indebtedness of the Company (other than the Debentures) which by its terms permits prepayment or redemption; PROVIDED that such prepayment or redemption shall only be made contemporaneously with or after the Effective Time.

       (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from the NYSE, PROVIDED, that such delisting shall not be effective until after the Effective Time.

       (e) The Company agrees to cooperate with Sub and to take such actions as may be reasonably requested by Sub to cause or permit the cancellation or satisfaction and discharge of the Trust Preferred Securities and/or Debentures as of the Closing Date, in exchange for the amounts to which the holders of the Trust Preferred Securities and/or Debentures would be entitled to receive after the consummation of the transactions contemplated by this Agreement.

       (f) With respect to the matter set forth in SECTION 6.3(P) of the Disclosure Letter (the "IDENTIFIED Matter"), neither the Company or any of its Subsidiaries shall pay any amount (other than reasonable costs, filing fees, and reasonable legal fees and expenses) with respect to the Identified Matter unless and until (i) Sub consents in writing to the Company's or any of its Subsidiaries' payment of any such amount or (ii) Symons Corporation:

                  (A) has exhausted all appeals, including, but not limited to, requests for reconsideration or re-argument or other similar requests, lawfully available to it, which in the good faith opinion of Symons Corporation's outside counsel are appropriate in the circumstances (the Company agrees to give Sub as much advance notice as possible prior to determining any such appeal is not lawfully available to it or any of its Subsidiaries or is not appropriate in the circumstances);

                  (B) has taken all lawful steps available to extend, where possible, and in any event exhaust any time period allowed for payment of any judgment issued against Symons Corporation and upheld by the applicable appellate court (the "relevant judgment"); and

                  (C) has given Sub prior notice of its belief that it has no lawful option available to it (which in the good faith opinion of Symons Corporation's outside counsel is appropriate in the circumstances) other than paying the relevant judgment by a certain date (the Company agrees to give as much advance notice as is possible to Sub of its determination and to consult with Sub concerning whether any other lawful option is available to Symons Corporation or whether any such lawful option is appropriate in the circumstances).

               The Company agrees to notify Sub of all material developments with respect to the Identified Matter, including, without limitation, with respect to the matters described above in clauses (A), (B) and (C) of this
Section 6.3(f).

       6.4 Other Offers.
           ------------

       (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (x) solicit, initiate, encourage or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person or group, other than Sub and its representatives and Affiliates, relating to (i) any acquisition or purchase of 20% or more of the Assets (other than purchases and sales or leases of inventory and rental equipment in the ordinary course of business consistent with past practice) or of over 20% of any class of Equity Securities of (A) the Company or (B) any of the Company's Subsidiaries whose Assets constitute more than 20% of the Assets (a "SIGNIFICANT SUBSIDIARY" (it being understood and agreed that in any event Symons Corporation shall be deemed to be a Significant Subsidiary)), (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of Equity Securities of the Company or any of its Significant Subsidiaries, or (iii) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries other than the transactions contemplated by this Agreement (each such transaction being referred to herein as an "ACQUISITION PROPOSAL"), or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any of the foregoing or (z) grant any material waiver or release under any standstill, non-solicitation or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company or its Subsidiaries (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a customary confidentiality letter concerning the Company and its businesses, properties or Assets to any Person or "group," as defined in Section 13(d) of the Exchange Act, other than Sub or any of its Affiliates (a "THIRD PARTY") who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal and/or (iii) taking any non-appealable, final action ordered to be taken by the Company or its Subsidiaries by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) and
(ii), only to the extent that, in response to a bona fide Acquisition Proposal that the Board of Directors of the Company shall have determined in good faith is reasonably likely to result in a Superior Proposal (as defined in SECTION 8.1(A)(VI), the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) and (ii) until after the Company has given Sub notice thereof as contemplated by SECTION 6.4(D). Notwithstanding the foregoing, if, prior to the Shareholder Vote, the Board of Directors of the Company receives a bona fide Acquisition Proposal and as a result thereof the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger and this Agreement. The Company shall immediately cease and order its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; PROVIDED that the Company shall be responsible for any such advisor, agent or other intermediary failing to cease such activities, discussions and negotiations. Nothing contained in this SECTION 6.4 shall prohibit the Company from taking or disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be in violation of its obligations under Applicable Law.

       (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Sub, within one business day following such Payment Event, a fee of $6,000,000. "PAYMENT EVENT" means (1) the termination of this Agreement pursuant to SECTION 8.1(A)(V); (2) the termination of this Agreement pursuant to SECTION 8.1(A)(VI); or (3) the occurrence of any of the following events if this Agreement shall have been terminated (i) by Sub pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied or
(ii) by the Company pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied: (A) prior to the Shareholder Vote, (x) any Third Party shall have become the beneficial owner of more than 20% of the outstanding Company Common Shares or (y) any Third Party shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make an Acquisition Proposal (including by making such an Acquisition Proposal) and (B) on or prior to the date that is within 12 months of the termination of this Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under SECTION 6.4(A) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under
SECTION 6.4(A) and such transaction is consummated within six months of the date of such definitive agreement (whether or not such Third Party is the Third Party referred to in clause (x) above) (it being understood that for purposes of this clause (B) the phrase "50%" is substituted for the phrase "20%" in the definition of Acquisition Proposal and that in determining whether such 50% threshold shall have been satisfied, all Assets and Equity Securities acquired by the Third Party that consummates the Acquisition Proposal prior to the termination of this Agreement shall be included).

       (c) Upon termination of this Agreement (1) pursuant to SECTION 8.1(A)(V), 8.1(A)(VI) or 8.1(A)(VII), (2) by Sub pursuant to SECTION 8.1(A)(III) due to a failure of a condition set forth in SECTION 7.1(A) or SECTIONS 7.3(A), (E) or
(F) to be satisfied or (3) by the Company pursuant to SECTION 8.1(A)(III) due to a failure of the condition set forth in SECTION 7.1(A) to be satisfied, the Company shall reimburse Sub and its Affiliates not later than two business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the Financing for transactions contemplated by this Agreement (including any reasonable fees payable to the entities providing for Financing and their respective counsel); PROVIDED that the aggregate amount payable pursuant to this SECTION 6.4(D) shall not exceed $1,250,000.

       (d) The Company shall (i) promptly notify Sub (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Sub of the material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Sub with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Sub informed of the status of such offer and the offeror's efforts and activities with respect thereto (including, without limitation, the response of the Board of Directors with respect thereto).

       6.5 MEETING OF SHAREHOLDERS. The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and code of regulations, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its Shareholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the approval of the transactions contemplated hereby. The Board of Directors of the Company shall recommend such adoption and approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such adoption and approval; PROVIDED that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law. The Company will use its reasonable best efforts to hold such meeting as soon as reasonably practicable after the date hereof.

       6.6 Proxy Statement.
           ---------------

       (a) Sub and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as reasonably practicable, a proxy statement with respect to the Special Meeting of the Shareholders in connection with the Merger (the "PROXY STATEMENT"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Shares. The Company shall comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby.

       (b) No amendment or supplement to the Proxy Statement shall be made by the Company to which Sub reasonably objects. Prior to filing any amendment or supplement to the Proxy Statement, the Company shall give Sub reasonable advance notice and a copy of the proposed amendment or supplement. The Company shall advise Sub of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

       6.7 Director and Officer Liability.
           ------------------------------

       (a) For a period of six years after the Effective Time, Sub will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and code of regulations in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. To the maximum extent permitted by the OCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. The articles of incorporation and the code of regulations of the Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those code of regulations of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of six years after the Effective Time, Sub will cause the Surviving Corporation to use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that in satisfying its obligation under this SECTION 6.7, Sub shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Sub.

(b) In furtherance of and not in limitation of the preceding paragraph, Sub agrees that the officers and directors of the Company that are defendants in all litigation commenced by shareholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "SUBJECT LITIGATION") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and Ohio counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; PROVIDED that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in SECTION 6.8(A) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company (such consent not to be unreasonably withheld) and, prior to the Closing, Sub; and PROVIDED FURTHER that neither Sub nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

       (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this SECTION 6.7.

       6.8 NOTICES OF CERTAIN EVENTS. Each of the Company and Sub shall promptly notify the other of:

       (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

       (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

       (c) any Actions commenced or, to its knowledge, threatened, against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to SECTION
4.11 or against the Company or any of its Subsidiaries or Sub which relate to the consummation of the transactions contemplated by this Agreement.

       6.9 SUB NOTICE. Sub shall promptly advise the Company of any Material Adverse Change with respect to Sub.

       6.10 RESIGNATION OF DIRECTORS. At the Closing, the Company shall deliver to Sub the resignation of all directors of the Company, effective at the Effective Time.

       6.11 FINANCIAL STATEMENTS, ETC. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Sub with the following interim financial statements covering: (a) such calendar month, (b) the prior calendar month, (c) the year to date and (d) a month to month comparison from the prior fiscal year. Such interim financial statements shall include a balance sheet, statement of operations and a statement of cash flows and (i) be in accordance with the books and records of the Company and its Subsidiaries and (ii) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes).

       6.12 EXCHANGE OF COMPANY COMMON SHARES. Prior to the Effective Time, the Company shall (i) designate 300,000 Preferred Shares of the Company as the Series A Shares having rights, preferences and designations set forth on
SCHEDULE 6.1(C) and (ii) take all such actions as may be necessary to exchange each Company Common Share held by the Persons listed on SCHEDULE A that is set forth opposite their respective names in SCHEDULE A (as such schedule may be amended by the mutual consent of Sub and the Company (such consent not to be unreasonably withheld by Sub or the Company) from time to time prior to the Effective Time; it being understood that it is contemplated that additional employees of the Company and its Subsidiaries may be added to such schedule and the number of Preferred Shares set forth opposite the name of any Person set forth on such schedule may be modified as agreed with such Person), for one Series A Share and complete such exchange, in each case, pursuant to documentation reasonably acceptable in form and substance to Sub, which documentation shall provide, in any event, for adoption of this Agreement by each such Person to the extent required by, and in accordance with, the OCL.

       6.13 BENEFIT ARRANGEMENTS. For a period of one year following the Effective Time, Sub shall cause the Surviving Corporation (or in the case of transfer of all the assets and business of the Surviving Corporation, its successors and assigns) to maintain employee benefit plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements) that are no less favorable in the aggregate than the Benefit Arrangements, Pension Plans, Multiemployer Plans and Welfare Plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements) in effect on the date of this Agreement.

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

       7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and Sub to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

       (a) This Agreement shall have been adopted by the Shareholders and the holders of outstanding Series A Shares in accordance with the OCL;

       (b) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, approvals and licenses would not, individually or in the aggregate, have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by this Agreement.

       (c) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d) No provision of any Applicable Law and no judgment, order, decree or injunction of any court of competent jurisdiction shall prohibit or restrain the consummation of the Merger or make such consummation illegal.

7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by the Company in accordance with SECTION 8.4:
(a) all representations and warranties of Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date), (b) Sub shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date,
(c) the Company shall have received, at or prior to the Closing, a certificate executed by the President of Sub certifying that, as of the Closing Date, the conditions set forth in SECTION 7.2(A) and (B) have been satisfied and (d) the Company shall have received a copy of the solvency letter (which letter shall be addressed to the Board of Directors of the Company) delivered to the senior lenders in connection with the Financing; PROVIDED that in the event that the senior lenders elect not to receive a solvency letter, the Company in any event shall have received a customary solvency letter (which letter shall be addressed to the Board of Directors of the Company).

7.3 CONDITIONS TO THE OBLIGATIONS OF SUB. The obligations of Sub to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sub in accordance with SECTION 8.4:

       (a) Representations, Warranties and Covenants.
         -----------------------------------------

           (i) Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and as of the Closing Date as if made on such date, and each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date, except in each case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

           (ii) The Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

           (iii) Sub shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, to the best of their knowledge as of the Closing Date, the conditions set forth in SECTIONS 7.3(A) and (B) have been satisfied.

           (b) NO PROCEEDINGS OR LITIGATION. There shall not be (a) any pending or threatened Actions by any governmental entity or (b) any pending Actions by any other Person that have a reasonable likelihood of success, in either case
(i) seeking to prohibit the consummation of the Merger or make such consummation illegal, (ii) seeking to prohibit or limit the ownership or operation by Sub (or the Surviving Corporation) of any material portion of the business or Assets of the Company and its Subsidiaries, taken as a whole, or (iii) seeking to obtain from Sub or the Company in connection with the consummation of the Merger any damages that are material in relation to the Company and its Subsidiaries, taken as a whole.

           (c) CONSENTS. All consents listed in SECTION 7.3(C) of the Disclosure Letter shall have been obtained.

           (d) FINANCING. The funding contemplated by the Financing Letters shall have been obtained on substantially the same terms as contemplated by the Financing Letters.

       (e) Exchange Complete; Trust Preferred.
           ----------------------------------

           (i) The exchange contemplated by SECTION 6.12 hereof shall have been completed in accordance with SECTION 6.12.

           (ii) The Company shall have liquidated Dayton Superior Capital Trust, a Delaware business trust (the "Trust"), or otherwise caused the Trust to cease to exist, such that the holders of the 10% Convertible Trust Preferred Securities issued by the Trust (the "TRUST PREFERRED SECURITIES") shall cease to hold such securities and shall hold the Debentures directly.

       (f) INDEBTEDNESS. Total indebtedness for borrowed money (long and short term) of the Company and its Subsidiaries as of the Effective Time shall not exceed the amount determined in accordance with Schedule 7.3(f).

                                  ARTICLE VIII.
                                  MISCELLANEOUS

       8.1 Termination.
           -----------

       (a) TERMINATION. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the shareholders of the Company):

           (i) by mutual written consent of Sub and the Company at any time;

       (ii) by Sub or the Company if the Closing shall not have occurred on or before July 14, 2000, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

       (iii) by either the Company or Sub, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy; PROVIDED that such party wishing to terminate this Agreement has not caused such impossibility by breaching in any material respect any of its obligations under this Agreement;

       (iv) by either the Company or Sub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

       (v) by Sub if the Board of Directors of the Company shall have (A) withdrawn or amended or modified (including, without limitation, by failing to recommend the rejection of an Acquisition Proposal made by a Third Party promptly following the period during which it is undertaking its good faith consideration of such Acquisition Proposal), in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger or (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Shares);

       (vi) by the Company if prior to the Effective Time a bona fide Acquisition Proposal has been received by the Board of Directors of the Company and the Board of Directors has concluded in good faith, after consultation with outside counsel and its financial advisor, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement (a "SUPERIOR PROPOSAL") and the Board of Directors has concluded in good faith, after consultation with outside counsel, that such action is required to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement with respect to such Superior Proposal; PROVIDED that the Company shall be in compliance with
SECTION 6.4; or

       (vii) by either the Company or Sub if, at a duly held shareholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite shareholder adoption and approval shall not have been obtained.

       The party desiring to terminate this Agreement pursuant to SECTIONS 8.1(A)(II)-(VII) shall give written notice of such termination to the other party in accordance with SECTION 8.3.

       (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
SECTION 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in SECTIONS 6.4(B) and (C), 8.1(C), 8.8 and 8.13 hereof shall survive the termination hereof and
(ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

       (c) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to SECTION 8.1:

           (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

           (ii) No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law; and

           (iii) The Confidentiality Letter shall survive in accordance with its terms.

       8.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of SECTION 6.8 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, `and no other Person shall have any right, benefit or obligation hereunder.

       8.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company, addressed to:

                           Dayton Superior Corporation
                           7777 Washington Village Drive, Suite 130
                           Dayton, Ohio 45459
                           Attention: President
                           Facsimile:  (937) 428-9115

                  With a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention:  Peter S. Wilson, Esq.
                           Facsimile:  (212) 474-3700

                    and a copy to:

                           Thompson, Hine & Flory LLP
                           2000 Couthouse Plaza N.E.
                           P.O. Box 8801
                           Dayton, Ohio 45401
                           Attention:  David Neuhardt, Esq.
                           Facsimile:  (937) 443-6635

                  If to Sub, addressed to:

                            Stone Acquisition Corp.
                            c/o Odyssey Investment Partners, LLC
                            280 Park Avenue, 38th Floor
                            New York, NY   10017
                            Attention:  Bill Hopkins
                            Facsimile:  (212) 351-7925

                  With a copy to:

                           Latham & Watkins
                           885 Third Avenue
                           Suite 1000
                           New York, NY  10022
                           Attention:  Richard Trobman, Esq.
                           Facsimile:  (212) 751-4864

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

       8.4 ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Letter), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, other than the Confidentiality Letter. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Confidentiality Letter shall terminate at the Effective Time.

       8.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       8.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       8.7 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       8.8 FEES AND EXPENSES. Except as provided in SECTION 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

       8.9 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

       8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

       8.11 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       8.12 PUBLIC ANNOUNCEMENTS. Neither Sub or its Affiliates, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by Applicable Law, court process or the requirements of the NYSE. In addition to the foregoing,

Sub or its Affiliates and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

       8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

       8.14 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

       8.15 Interpretive Provisions.
            -----------------------

       (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

       (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                DAYTON SUPERIOR CORPORATION, an Ohio corporation


                                By:     /s/ JOHN A. CICCARELLI
                                   ------------------------------
                                Name: John A. Ciccarelli
                                Title: President and Chief Executive Officer

                                STONE ACQUISITION CORP., an Ohio corporation


                                By:     /s/ WILLIAM HOPKINS
                                   ------------------------------
                                Name: William Hopkins
                                Title: President

                                   SCHEDULE A
                             PREFERRED SHAREHOLDERS

---------------------------------------------------------------------
NAME                                                    TOTAL SHARES
---------------------------------------------------------------------
John A. Ciccarelli                                            37,038
---------------------------------------------------------------------
Alan F. McIlroy                                                9,608
---------------------------------------------------------------------
Michael C. Deis                                               13,939
---------------------------------------------------------------------
James C. Stewart                                              13,800
---------------------------------------------------------------------
Mark K. Kaler                                                 11,881
---------------------------------------------------------------------
William C. Mongole                                            25,300
---------------------------------------------------------------------
Raymond E. Bartholomae                                         2,472
---------------------------------------------------------------------
James W. Fennessy                                              5,983
---------------------------------------------------------------------
               Total                                         120,021
---------------------------------------------------------------------

                                  SCHEDULE 3.3

                                OPtion RETENTION

---------------------------------------------------------------------
NAME                                                       NET VALUE
---------------------------------------------------------------------
John A. Ciccarelli                                            $    0
---------------------------------------------------------------------
Alan F. McIlroy                                              298,513
---------------------------------------------------------------------
Michael C. Deis                                              318,663
---------------------------------------------------------------------
James C. Stewart                                             308,765
---------------------------------------------------------------------
Mark K. Kaler                                                402,234
---------------------------------------------------------------------
William C. Mongole                                                 0
---------------------------------------------------------------------
Raymond E. Bartholomae                                        91,504
---------------------------------------------------------------------
James W. Fennessy                                             27,568
---------------------------------------------------------------------
                Total                                     $1,447,247
---------------------------------------------------------------------

                                 SCHEDULE 6.1(C)
                           PREFERRED SHARE DESIGNATION

       C. Series a Preferred Shares.
          -------------------------

         1. DESIGNATION. A total of 300,000 of the Corporation's authorized and unissued Preferred Shares shall be designated as a series known as Series A Preferred Shares, without par value (the "Series A Preferred Shares").

         The express terms of the Series A Preferred Shares shall be as follows:

         2. VOTING. Except as otherwise provided by law, the holders of Series A Preferred Shares shall have no voting rights.

         3. DIVIDENDS. The holders of Series A Preferred Shares shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the directors may determine in their sole discretion; provided, however, that no such dividend may be declared or paid on any Series A Preferred Share unless at the same time a dividend is declared or paid on all outstanding Common Shares and vice versa, with holders of Series A Preferred Shares and Common Shares sharing in any such dividends as if they constituted a single class of stock. Each Series A Preferred Share shall entitle the holder thereof to receive dividends equal to the dividends payable with respect to one Common Share. The right to dividends on the Series A Preferred Shares shall not be cumulative, and no right shall accrue to holders of Series A Preferred Shares by reason of the fact that dividends on said shares are not declared in any prior period.

         4. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of an outstanding Series A Preferred Share shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Shares or of any other shares ranking on liquidation junior to the Series A Preferred Shares, an amount in cash equal to any declared but unpaid dividends to which such holder of outstanding Series A Preferred Shares is then entitled pursuant to Section 3 (the "Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Liquidation Preference Amount are not paid in full, the holders of the Series A Preferred Shares shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

         5. NO REISSUANCE OF SERIES A PREFERRED SHARES. No Series A Preferred Shares acquired by the Corporation for or by any reason shall be reissued, and all such shares shall be canceled, retired and eliminated from the Preferred Shares which the Corporation shall be authorized to issue.

         6. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Shares shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

         7. NO PRE-EMPTIVE RIGHTS. The holders of Series A Preferred Shares shall not have any preemptive rights.

         8. CONVERSION. Upon the filing of the certificate of merger, or such later time as specified therein, as contemplated by the Agreement and Plan of Merger between Dayton Superior Corporation and Stone Acquisition Corp., dated as of January 19, 2000 (the "Merger Agreement"), each Series A Preferred Share shall by virtue of the merger contemplated by the Merger Agreement (the "Merger") and without any action on the part of the holder thereof, automatically be cancelled and converted into the right to receive one common share, without par value, of the Company (as in existence immediately following the Merger) upon surrender of the certificate formerly representing the Series A Preferred Share.

                                 SCHEDULE 7.3(F)
                                  INDEBTEDNESS

Total indebtedness for borrowed money (long and short term) of the Company and its Subsidiaries as of the Effective Time shall not exceed:

(1)......$149.5 million, less

(2) the aggregate amount of all prepayment penalties and fees associated with the repayment of the Company's existing credit facilities, less

(3) an amount equal to $21,250,000 minus the aggregate principal amount of Debentures outstanding and held by Persons other than the Company and its Affiliates as of the Effective Time, less

(4) the aggregate amount to which the holders of the Debentures would be entitled to receive following the Effective Time upon conversion thereof (assuming for the purposes of this clause that the aggregate principal amount of Debentures outstanding immediately following the Effective Time is $21,250,000 and that all such Debentures are converted immediately following the Effective Time) minus $21,250,000; plus

(5) to the extent that in connection with the EFCO V. SYMONS ET. AL matter, Symons Corporation is required to pay damages in excess of $1.0 million, an amount equal to the lesser of (a) the amount of damages Symons Corporation is required to pay minus $1.0 million and (b) $14.0 million; PROVIDED that if the Company and its Subsidiaries have not complied in all respects with Section 6.3(f) of the Agreement, this clause (3) shall be of no force or effect and the amount for purposes of Section 7.3(g) of the Agreement and this Schedule 7.3(g) shall be equal to the amount determined pursuant to clauses (1), (2), (3) and
         (4) of this Schedule 7.3(g).